UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2022

Steele Creek Capital Corporation

(Exact name of registrant as specified in charter)

Maryland	85-1327288
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

201 S. College Street, Suite 1690, Charlotte, NC	28244
(Address of principal executive offices)	(Zip Code)

(704) 343-6011
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Item 1.01. Amendment to a Material Definitive Agreement.

On March 22, 2022, the Company amended the Credit Agreement between Steele Creek Capital Funding I, LLC, BNP Paribas, and the Company as dated October 13, 2013 (the "Agreement"). Material amendments to the Agreement include a conversion from LIBOR to SOFR, a spread adjustment so the facility can be upsized and AUP requirement revisions. Except as described above, all other terms and provisions of the Agreement remain in full force and effect.

Item 3.02. Unregistered Sales of Equity Securities.

On March 18, 2022, the Company sold $838,696.70 worth of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), The actual number of shares of Common Stock to be issued in connection with this sale will be determined based on the to-be determined net asset value per share of the Common Stock as of a time within two business days of the sale date. The Company is in the process of making such determination and will file an amendment to this Form 8-K to disclose the per share purchase price and number of shares sold in connection with this sale once it has done so.

The sales of the above-referenced shares of Common Stock were made pursuant to subscription agreements entered into by the Company and its investors. Under the terms of the subscription agreements, investors are required to pay such amounts at the time of subscription.

The issuance of the above-referenced shares of Common Stock is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Regulation D thereunder.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
99.1	Third Amendment To The Credit Agreement with BNP Paribas

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Steele Creek Capital Corporation

By:	/s/ Douglas S. Applegate, Jr.
Name:	Douglas S. Applegate, Jr.
Title:	Chief Financial Officer

March 23, 2022

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